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                                                                     Exhibit 5.1

                          [Opinion of Allen & Gledhill]


Flextronics International Ltd.
11 Ubi Road 1,
#07-01/02 Meiban Industrial Building,
Singapore 408723                                               23rd August, 2001

Dear Sirs,

                 FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")
                       REGISTRATION STATEMENT ON FORM S-3

1. We refer to the Registration Statement on Form S-3 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about 23rd August, 2001 in connection with the registration under the Securities Act of 1933, as amended, of up to a maximum of 2,404,908 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") to which the Registration Statement relates.

2. This opinion is rendered in connection with the Agreement and Plan of Reorganization (the "Agreement") dated 13th August, 2001 and entered into between (1) the Company, (2) Telcom Acquisition Corporation ("Merger Sub"), (3) Telcom Global Solutions Holdings, Inc. ("TGS"), and
        (4) Stan T. Waldrop, Timothy R. Holcomb and Kevin Saldanha, relating to
        (i) a merger pursuant to which Merger Sub will merge with and into TGS (the "Merger"), with TGS to be the surviving corporation of the Merger, in consideration for which the Company will allot and issue Ordinary Shares, credited as fully paid, to stockholders of TGS, in accordance with the terms and conditions set forth in the Agreement.

3.      For the purpose of rendering this opinion, we have examined:

        (i) an unexecuted final form of the Agreement as provided to us by Fenwick & West LLP by electronic mail on 15th August, 2001 (less all Exhibits (other than Exhibit E) and Schedules thereto);

        (ii) copies or faxed copies of all resolutions of the Board of Directors of the Company and of the shareholders of the Company passed since the date of incorporation of the Company up to 21st September, 2000 relating to the authorisation for the issue of and the allotment and issue of the ordinary shares in the capital of the Company;

        (iii) a faxed copy of the resolutions of the Board of Directors of the Company passed on 3rd August, 2001; and

        (iv) such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

4.      For the purposes of rendering this opinion, we have assumed:

        (i) that the Agreement has been executed by each of the parties expressed to be a party thereto in the form examined by us for the purpose of rendering this opinion, duly and properly completed and



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               that nothing in the Exhibits and Schedules to the Agreement would contradict or conflict, in any way, with or have the effect of varying any of the provisions of the Agreement as set out in the form examined by us for the purpose of rendering this opinion;

        (ii) that the number of Ordinary Shares which are to be allotted, issued and delivered by the Company to the stockholders of TGS pursuant to the Agreement will be determined in accordance with the Agreement, and further that such Ordinary Shares will be allotted, issued and delivered in accordance with the terms of the Agreement;

        (iii) that the aggregate number of Ordinary Shares which are to be allotted, issued and delivered by the Company to the stockholders of TGS pursuant to the Agreement will not exceed 2,404,908 Ordinary Shares;

        (iv) that the aggregate nominal value of all the Ordinary Share(s) to be allotted and issued in exchange for:

               (a) each share of common stock of TGS, US$0.01 par value per share ("TGS Common Stock") pursuant to Section 1.2(b) of the Agreement is at least equal to the value of each such share of TGS Common Stock; and

               (b) each share of series A convertible preferred stock of TGS, US$0.01 par value per share ("TGS Preferred Stock") pursuant to Section 1.2(c) of the Agreement is at least equal to the value of each such share of TGS Preferred Stock;

        (v) that TGS will become a wholly-owned subsidiary of the Company at the Effective Time (as defined in the Agreement) and will remain a wholly-owned subsidiary of the Company up to the Hold-Back Release Date (as defined in the Agreement) or Additional Damages Release Date (as defined in Exhibit E of the Agreement), whichever is the later;

        (vi) that the appropriate accounting entries will made in the Company's books to reflect that the Ordinary Shares to be allotted and issued to the stockholders of TGS in accordance with the Agreement will be allotted and issued for a consideration otherwise than in cash and will be credited as fully paid; and

        (vii) that the number of Ordinary Shares to be allotted and issued in accordance with the Agreement will not exceed the authorised share capital of the Company as at each of the relevant dates of allotment.

5. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the proposed allotment and issue of the Ordinary Shares pursuant to the Agreement. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

6. Based on the foregoing, we are of the opinion that the Ordinary Shares to be allotted and issued by the Company in accordance with the Agreement will, upon the passing of the requisite resolutions to allot and issue such Ordinary Shares in accordance with the Agreement (where necessary) and upon the issue of share certificates representing such Ordinary Shares in accordance with the Articles of Association of the Company, be validly issued and fully-paid.

7. We consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement.



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                                                          Yours faithfully,

                                                         /s/ ALLEN AND GLEDHILL